Exhibit 2.1

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FRAMEWORK AGREEMENT

This FRAMEWORK AGREEMENT (the “Agreement”), is entered into as of May 16, 2011 by and among TAIYO Pharmaceutical Industry Co., Ltd., a company organized pursuant to the laws of Japan (“TAIYO”), and Asaph Farmaceutische Onderneming B.V., a private company with limited liability incorporated under the laws of The Netherlands (“Asaph”), and the following shareholders of TAIYO: Shigeki Aratani, Takeshi Aratani, Hisashi Aratani, Yasuyuki Aratani and Marudai Industries Co., Ltd. (“Marudai”) (such shareholders, collectively, the “Family Shareholders”, and together with TAIYO, “TAIYO Parties”). TAIYO Parties and Asaph are also referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Family Shareholders collectively own approximately 29.3% of the issued shares of TAIYO (“Family-Owned Shares”) and TAIYO owns approximately 14.0% of the issued shares of TAIYO as treasury shares (“Treasury Shares”);

WHEREAS, among the Family Shareholders, Shigeki Aratani and Yasuyuki Aratani (“Specified Family Shareholders”) have entered into the Shareholder Purchase Agreement with Asaph as of the same date hereof (“Specified Family Shareholder SPA”) regarding the sale of their respective Family-Owned Shares to Asaph, while Takeshi Aratani, Hisashi Aratani and Marudai (“Non-Specified Family Shareholders”) have entered into the Form SPA with Asaph as of the same date hereof regarding the sale of their respective Family-Owned Shares to Asaph;

WHEREAS, TAIYO desires to dispose all of the Treasury Shares to Asaph, and Asaph desires to subscribe for all of such Treasury Shares from TAIYO, subject to the terms and conditions set forth herein;

WHEREAS, Asaph desires to purchase all of the Shares held by (i) the relatives of the Aratani family who have entered into executed Form SPAs with Asaph as of the same date hereof regarding the sale of Shares that in the aggregate represent approximately 7.5% of the issued shares of TAIYO (collectively, the “Signing Date Family Shareholders”), and (ii) the relatives of the Aratani family who in the aggregate hold approximately 5.5% of the issued shares of TAIYO and whom the TAIYO Parties have committed to make best efforts to cause to enter into duly executed Form SPAs prior to the Closing Date (the “Remaining Family Shareholders”); and

WHEREAS, Asaph further desires to offer to purchase all of the Shares held by the non-relative shareholders of the Aratani family (collectively, the “Other Shareholders”).

ACCORDINGLY, the Parties agree as follows:

ARTICLE 1. Definitions

1.1 “Acceptance Deadline” is defined in Section 11.2(a)(iii).

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1.2 “Affiliate” means, as to any Person, any other Person that (a) controls or (b) is controlled by or is under common control with, the Person, in each case for so long as such control continues. For purposes of this definition, “control” means the possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of securities or other ownership interests, by contract or otherwise) of another Person.

1.3 “Agreement” is defined in the preamble.

1.4 “Ancillary Agreements” means (i) the subscription agreement between TAIYO and Asaph substantially in the form as Exhibit A attached hereto regarding the TAIYO Share Disposal, (ii) fully executed Form SPAs, (iii) the Specified Family Shareholder SPA, (iv) the Retention Offer Letter, and (v) the Guarantees.

1.5 “Antitrust Law” means Anti-Monopoly Act of Japan and any other foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

1.6 “Applicable Law” means, as to any Person, any statute, law, rule, regulation, directive, treaty, judgment, order, decree or injunction of any Governmental Entity that is applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject.

1.7 “Asaph” is defined in the preamble.

1.8 “Asaph Representations” is defined in Section 14.4(a).

1.9 “Asaph’s Offer” is defined in Section 11.2(a).

1.10 “Bonus and Incentive Plan” is defined in Section 11.4(a).

1.11 “Business” means (i) the business and operations of TAIYO conducted or proposed to be conducted by TAIYO as of the date of this Agreement and the Closing Date, and (ii) any similar or incidental business conducted by, or engaged in, or proposed to be conducted by or engaged in, TAIYO as of the date of this Agreement and the Closing Date.

1.12 “Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in Amsterdam, Tokyo or Israel are authorized or required by law to close.

1.13 “Business Intellectual Property” is defined in Section 9.7(a).

1.14 “Claim” is defined in Section 14.8(a).

1.15 “Claim Notice” is defined in Section 14.8(a).

1.16 “Closing” is defined in Section 4.1.

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1.17 “Closing Date” means, subject to the satisfaction or waiver of all of the conditions set forth in Articles 5, 6 and 7 hereof (other than those conditions that by their nature will be satisfied on the Closing Date), July 14, 2011, or such other date as mutually agreeable to the Parties; provided, that, the Closing Date is not later than the Outside Date.

1.18 “Companies Act” means the Companies Act (Kaisha-hou) (Law No. 86 (July 26, 2005)) of Japan, as amended.

1.19 “Company Representations” is defined in Section 14.1(a).

1.20 “Confidential Information” is defined in Section 11.12(a).

1.21 “Constitutional Documents” means, articles of incorporation (teikan) of TAIYO and its Subsidiaries, as applicable, and the articles of association of Asaph and Teva, as applicable.

1.22 “Contracts” means any agreement, contract, understanding, commitment or undertaking of any nature in writing currently in effect.

1.23 “Delivery and Paying Agent” means such Person who is mutually acceptable to Asaph and TAIYO (or such Persons in the event responsibilities are divided between two or more Persons).

1.24 “Disclosure Schedule” means the disclosure schedules to TAIYO’s representations and warranties in Articles 8 and 9 as attached hereto as Exhibit B.

1.25 “Family-Owned Shares” is defined in the first paragraph of the recitals hereto.

1.26 “Family Shareholders” is defined in the preamble.

1.27 “Financial Statements” is defined in Section 9.5(a).

1.28 “Form SPA” means the form SPA as attached hereto as Exhibit C, and/or such other form(s) as agreed between TAIYO and Asaph for the Non-Specified Family Shareholders Share Transfer, Signing Date Family Shareholders Share Transfer, Remaining Family Shareholders Share Transfer or the Other Selling Shareholder Share Transfer.

1.29 “Fundamental Representations” is defined in Section 14.1(a).

1.30 “Governmental Entity” means any domestic or foreign government, governmental entity, court, tribunal, agency, or other regulatory, administrative or judicial agency, and any subdivision, branch or department of any of the foregoing.

1.31 “Guarantee” means the guarantee in the form attached as Exhibit D hereof for the benefit of the Other Family Shareholders who have signed the Form SPA.

1.32 “Indemnifiable Losses” is defined in Section 14.1(a).

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1.33 “Indemnification Basket” is defined in Section 14.3(a).

1.34 “Indemnified Party” is defined in Section 14.8(a).

1.35 “Indemnified TAIYO Party” is defined in the first sentence of Section 14.4.

1.36 “Indemnifying Party” is defined in Section 14.8(a).

1.37 “Indemnifying TAIYO Party” is defined in Section 14.1(b).

1.38 “Insurance Policies” is defined in Section 9.15.

1.39 “Intellectual Property” means patents, trademarks, service marks, copyrights, and trade secrets, and rights to know-how.

1.40 “Japanese GAAP” means generally accepted accounting principles as in effect in Japan from time to time, consistently applied.

1.41 “JFTC” is defined in Section 11.10.

1.42 “Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. TAIYO shall be deemed to have “Knowledge” of a particular fact or other matter if any of Mr. Shigeki Aratani, Mr. Yasuyuki Aratani, Mr. Makoto Shimada, Mr. Naoji Fukuta, Mr. Shinsuke Mitsumatsu, or the individuals listed in Exhibit E has actual knowledge of such fact, and Asaph shall be deemed to have “Knowledge” of a particular fact or other matter if any of Moshe Manor, Eli Shani, Tzipi Ozer-Armon, Dov Bergwerk, Itzhak Krinsky, Nathalie Soussan, Eran Katz, Karin Baer, Moshe Nulman, Shaul Mukhtar, Ruud Smit, Ellit Mann or Mark Sabag has actual knowledge of such fact.

1.43 “Leases” is defined in Section 9.9(b).

1.44 “Liens” means all liens, charges, security interests, pledges, assessments, defects of title, options, encumbrances, and other restrictions on use and third party rights of any kind.

1.45 “Losses” is defined in Section 14.1(a).

1.46 “Marudai” is defined in the preamble.

1.47 “Material Adverse Effect” means a material adverse effect on (i) the Business, assets, financial conditions or results of operations of TAIYO and its Subsidiaries, taken as a whole, or (ii) the ability of TAIYO to consummate the Transaction, but excluding any effect resulting from or relating to (a) general economic conditions or general effects on the industry in which TAIYO’s business is engaged (including as a result of the occurrence of any calamity or crisis (including earthquakes, nuclear radiation emission or contamination, tsunamis, typhoons and act of terrorism) or any change in financial, political or economic conditions in Japan), (b) any change or

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amendment to any Applicable Law or other legal requirement or any change in the manner in which any Applicable Law or legal requirement is or may be enforced, (c) any public announcement of the Transaction or other publicity, leak or rumor with respect thereto or (d) any action taken by Teva, Asaph or any of their respective Affiliates or representatives in breach of this Agreement.

1.48 “Material Contracts” means any and all (i) Contracts, the absence of which could have a Material Adverse Effect, and (ii) Contracts listed in Schedule 9.12.

1.49 “Medipal Holdings” means Medipal Holdings Corporation, a company organized under the laws of Japan.

1.50 “Non-Specified Family Shareholders” is defined in the second paragraph of the recitals hereto.

1.51 “Non-Specified Family Shareholder-Held Share Transfer” is defined in Article 2.

1.52 “Non-Specified Family Shareholder-Held Share Certificates” is defined in Section 3.2(c).

1.53 “Offer Documents” is defined in Section 11.2(a).

1.54 “Other Family Shareholders” means the Signing Date Family Shareholders and the Remaining Family Shareholders, who collectively, are listed in Exhibit F.

1.55 “Offered Shareholders” is defined in Section 11.2(a).

1.56 “Other Selling Shareholders” is defined in Article 2.

1.57 “Other Selling Shareholder-Held Share Certificates” is defined in Section 3.2(f).

1.58 “Other Selling Shareholder Share Transfer” is defined in Article 2.

1.59 “Other Shareholders” is defined in the fifth paragraph of the recitals hereto.

1.60 “Outside Date” is defined in Section 13.1(a).

1.61 “Owned Real Property” is defined in Section 9.9(a).

1.62 “Party” or “Parties” is defined in the preamble.

1.63 “Permits” is defined in Section 9.10.

1.64 “Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, unincorporated association, joint venture, Governmental Entity, or other entity, whether acting in an individual, fiduciary or other capacity.

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1.65 “Possible TAIYO-MH Alliance” is defined in Section 11.5.

1.66 “Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Entity or any arbitrator or arbitration panel.

1.67 “Pre-Closing Losses” is defined in Section 13.2.

1.68 “Remaining Family Shareholders” is defined in the fourth paragraph of the recitals hereto.

1.69 “Remaining Family Shareholders Share Transfer” is defined in Article 2.

1.70 “Remaining Family Shareholders-Held Share Certificate” is defined in Section 3.2(e).

1.71 “Retention Agreement” means the retention agreement substantially in the form attached to the Retention Offer Letter, or as otherwise agreed between the parties thereto.

1.72 “Retention Offer Letter” means the letter agreement dated as of the date of this Agreement between TAIYO and Asaph relating to the Retention Agreement.

1.73 “Share Disposal Authorization” is defined in Section 11.1(a).

1.74 “Shares” means the shares of TAIYO.

1.75 “Signing Date Family Shareholders” is defined in the fourth paragraph of the recitals hereto.

1.76 “Signing Date Family Shareholders Share Transfer” is defined in Article 2.

1.77 “Signing Date Family Shareholders-Held Share Certificate” is defined in Section 3.2(d).

1.78 “Specified Family Shareholders” is defined in the second paragraph of the recitals hereto.

1.79 “Specified Family Shareholder Share Transfer” is defined in Article 2.

1.80 “Specified Family Shareholder-Held Share Certificates” is defined in Section 3.2(b).

1.81 “Specified Family Shareholder SPA” is defined in the second paragraph of the recitals hereto.

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1.82 “Subsidiary” means, with respect to any Person, another Person in which such Person “controls” or has a direct or indirect equity or ownership interest in excess of 50% (with “controls” having the same meaning as set forth in the definition of Affiliate).

1.83 “TAIYO” is defined in the preamble.

1.84 “TAIYO-Held Share Certificates” is defined in Section 3.2(a).

1.85 “TAIYO Information” means any information regarding TAIYO’s business methods, business policies, procedures, techniques, research or development projects or results; historical or projected financial information, budgets, trade secrets or other knowledge or processes of or developed by the TAIYO; any names and addresses of customers or clients or any data on or relating to past, present or prospective the TAIYO customers or clients; or any other confidential information relating to or dealing with the business, or operations or activities of the TAIYO, excepting in each case information otherwise lawfully known generally by, or readily accessible to, the trade or the general public.

1.86 “TAIYO Parties” is defined in the preamble.

1.87 “TAIYO Representations” is defined in Section 14.1(a).

1.88 “TAIYO Share Disposal” is defined in Article 2.

1.89 “TAIYO Shareholders’ Meeting” is defined in Section 11.1(a).

1.90 “TAIYO Share Transfer” is defined in Article 2.

1.91 “Tax Returns” is defined in Section 9.4(a).

1.92 “Teva” means Teva Pharmaceutical Industries Ltd., a company organized pursuant to the laws of Israel.

1.93 “Total Purchase Price” is defined in Section 4.2(c).

1.94 “Transaction” is defined in the introductory paragraph to Article 5.

1.95 “Treasury Shares” is defined in the first paragraph of the recitals hereto.

1.96 “Yen” and “¥” means the lawful currency of Japan.

1.97 “2011 Financial Statement” is defined in Section 6.6.

ARTICLE 2. Sale and Purchase of TAIYO Shares

In consideration for the Total Purchase Price and subject to the terms and conditions of this Agreement, including without limitation the satisfaction of the conditions precedent set forth in Articles 5, 6 and 7 hereof (or a waiver hereof by the relevant Party), at the Closing: (i) TAIYO shall dispose of and transfer to Asaph, and Asaph shall subscribe for and

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purchase from TAIYO, the number of Treasury Shares set forth opposite the name of TAIYO in Exhibit G attached hereto (“TAIYO Share Disposal”); (ii) each Specified Family Shareholder shall sell and transfer to Asaph, and Asaph shall purchase from each Specified Family Shareholder, pursuant to a duly executed Specified Family Shareholder SPA, the number of Specified Family-Owned Shares set forth opposite the name of each Specified Family Shareholder in Exhibit G attached hereto (“Specified Family Shareholder Share Transfer”); (iii) each Non-Specified Family Shareholder shall sell and transfer to Asaph, and Asaph shall purchase from each Non-Specified Family Shareholder, pursuant to a duly executed Form SPA, the number of Shares set forth opposite the name of each Non-Specified Family Shareholder in Exhibit G attached hereto (“Non-Specified Family Shareholder Share Transfer”); (iv) the Family Shareholders shall use their best efforts to cause each Signing Date Family Shareholder to sell and transfer to Asaph, pursuant to a duly executed Form SPA, the number of Shares set forth opposite the name of each Signing Date Family Shareholder in Exhibit G attached hereto (“Signing Date Family Shareholders Share Transfer”), (v) the Family Shareholders shall use their best efforts to cause each Remaining Family Shareholder to sell and transfer to Asaph, pursuant to a duly executed Form SPA, the number of Shares set forth opposite the name of each Remaining Family Shareholder in Exhibit G attached hereto (“Remaining Family Shareholders Share Transfer”), and (vi) Asaph shall purchase from each Other Shareholder who has duly executed a Form SPA with Asaph by the Acceptance Deadline (“Other Selling Shareholders”), the number of Shares set forth in the respective Form SPA signed by such Other Selling Shareholder pursuant to such Form SPA (“Other Selling Shareholder Share Transfer”).

The Specified Family Shareholder Share Transfer, Non-Specified Family Shareholder Share Transfer, Signing Date Family Shareholder Share Transfer, Remaining Family Shareholder Share Transfer, and Other Selling Shareholder Share Transfer shall collectively be referred to as “TAIYO Share Transfer” in this Agreement.

ARTICLE 3. Closing Payment and Delivery Arrangement

3.1 Delivery and Payment. TAIYO and Asaph shall discuss in good faith and finalize as promptly as possible after the date hereof reasonable payment and closing mechanics for the TAIYO Share Disposal and the TAIYO Share Transfer. Such closing mechanics (i) may differ depending on the type of selling shareholder, and (ii) shall take into account speed, accuracy and providing the necessary assurances that on the Closing Date ownership of Shares to be transferred to Asaph shall be effected on such date.

3.2 Escrow of Share Certificates. No later than seven (7) calendar days prior to the Closing Date (or such other date prior to the Closing Date as mutually agreeable to Asaph and TAIYO):

(a) TAIYO shall deliver to the Delivery and Paying Agent, to be held in escrow, the share certificate(s) representing the number of Treasury Shares for the TAIYO Share Disposal (“TAIYO-Held Share Certificates”);

(b) the Specified Family Shareholders shall deliver to the Delivery and Paying Agent, to be held in escrow, the share certificate(s) representing the number of Shares transferred under the Specified Family Shareholder Share Transfer pursuant to duly executed Form SPAs (“Specified Family Shareholder-Held Share Certificates”);

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(c) the Non-Specified Family Shareholders shall deliver to the Delivery and Paying Agent, to be held in escrow, the share certificate(s) representing the number of Shares transferred under the Non-Specified Family Shareholder Share Transfer pursuant to duly executed Form SPAs (“Non-Specified Family Shareholder-Held Share Certificates”);

(d) the Family Shareholders shall use their best efforts to cause the Signing Date Family Shareholders to deliver to the Delivery and Paying Agent, to be held in escrow, the share certificate(s) representing the number of Shares transferred under the Signing Date Family Shareholders Share Transfer pursuant to duly executed Form SPAs (“Signing Date Family Shareholders-Held Share Certificates”);

(e) the Family Shareholders shall use their best efforts to cause the Remaining Family Shareholders to deliver to the Delivery and Paying Agent, to be held in escrow, the share certificate(s) representing the number of Shares under the Remaining Family Shareholders Share Transfer pursuant to duly executed Form SPAs (“Remaining Family Shareholders-Held Share Certificates”); and

(f) TAIYO shall use its commercially reasonable efforts to cause the Other Selling Shareholders that are listed under Exhibit H to deliver to the Delivery and Paying Agent, to be held in escrow, the share certificate(s) representing the number of Shares transferred under the Other Selling Shareholder Share Transfer pursuant to duly executed Form SPAs (“Other Selling Shareholder-Held Share Certificates”).

ARTICLE 4. The Closing

4.1 Closing. Subject to the terms and conditions of this Agreement, including without limitation the satisfaction of the conditions precedent set forth in Articles 5, 6 and 7 hereof (or a waiver hereof by the relevant Party), the closing of the sale, disposal and purchase of the Shares provided for in this Agreement (the “Closing”) shall take place on the Closing Date, at the offices of Nishimura & Asahi, 1-12-32 Akasaka, Minato-ku, Tokyo, Japan or at such other location as the Parties may mutually agree upon in writing.

4.2 Deliveries. Subject to the terms and conditions of this Agreement, including without limitation the satisfaction of the conditions precedent set forth in Articles 5, 6 and 7 hereof (or a waiver hereof by the relevant Party), at the Closing:

(a) TAIYO shall deliver to Asaph:

(i) a copy of the minutes of the board of directors of TAIYO regarding the resolutions pursuant to Section 11.7 hereof;

(ii) the Ancillary Agreements to which both Asaph and TAIYO are parties thereto, duly executed by TAIYO, that have not been previously delivered to Asaph;

(iii) a certificate, dated the Closing Date and executed by TAIYO’s representative director, certifying in form and substance to the reasonable satisfaction of Asaph as to compliance with Articles 5 and 6;

(iv) a true and complete copy of the minutes of TAIYO’s annual general shareholders’ meeting regarding the Share Disposal Authorization; and

(vi) such other agreements, certificates, and instruments that Asaph shall reasonably request in writing to consummate the TAIYO Share Disposal.

(b) Asaph shall deliver to TAIYO:

(i) the Ancillary Agreements to which TAIYO and Asaph and/or Teva are parties thereto, duly executed by Asaph and/or Teva, as applicable, that have not been previously delivered to TAIYO;

(ii) a certificate, dated the Closing Date and executed by Asaph’s representative director, certifying in form and substance to the reasonable satisfaction of TAIYO as to compliance with Articles 5 and 7; and

(iii) such other agreements, certificates, and instruments that TAIYO shall reasonably request in writing to consummate the TAIYO Share Disposal and each TAIYO Share Transfer.

(c) Asaph shall pay (pursuant to procedures mutually agreeable to Asaph and TAIYO): (i) to TAIYO the purchase price of 12,005,420,000 Yen, (ii) to the Specified Family Shareholder the respective purchase price set forth in the Specified Family Shareholder SPA, and (iii) to or for the benefit of the Non-Specified Family Shareholders, the Other Family Shareholders, and the Other Selling Shareholders the respective purchase price set forth in the respective duly executed Form SPA (the aggregate of such purchase price, “Total Purchase Price”);

(d) Unless otherwise agreed pursuant to Section 3.1, TAIYO shall cause the Delivery and Paying Agent to arrange for delivery to Asaph:

(i) TAIYO-Held Share Certificates;

(ii) Specified Family Shareholder-Held Share Certificates pursuant to the duly executed Specified Family Shareholder SPA;

(iii) Non-Specified Family Shareholder-Held Share Certificates pursuant to the duly executed Form SPAs;

(iv) Signing Date Family Shareholders-Held Share Certificates pursuant to the duly executed Form SPAs to the extent delivered by a Signing Date Family Shareholder to the Delivery and Paying Agent pursuant to the duly executed Form SPA;

(v) Remaining Family Shareholders-Held Share Certificates pursuant to the duly executed Form SPAs to the extent delivered by a Remaining Family Shareholder to the Delivery and Paying Agent pursuant to the duly executed Form SPA;

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(vi) Other Selling Shareholders-Held Share Certificates pursuant to the duly executed Form SPAs to the extent delivered by a Other Selling Shareholder to the Delivery and Paying Agent pursuant to the duly executed Form SPA;

(vii) seal certificates (inkan shyomei) that demonstrate the validity of the seal impression made by each Person selling Shares to Asaph (or any alternative measure of identification as agreed between TAIYO and Asaph) to the extent delivered by such Person to the Delivery and Paying Agent; and

(viii) such other agreements, certificates, and instruments that Asaph shall reasonably request in writing to consummate the TAIYO Share Disposal and each TAIYO Share Transfer to the extent delivered by such Person to the Delivery and Paying Agent.

(e) Upon request from Asaph in accordance with the Companies Act, TAIYO shall update its corporate registry to reflect the TAIYO Share Disposal and the TAIYO Share Transfer by recording Asaph’s name in TAIYO’s shareholder registry as the shareholder of TAIYO with respect to the Treasury Shares, Family-Owned Shares and other Shares duly transferred in the TAIYO Share Transfer, and shall deliver to Asaph a copy of its stock ledger reflecting such updates.

4.3 Consummation of Closing. All acts and deliveries comprising the Closing shall be deemed to occur simultaneously upon the occurrence of the last act or delivery of the Closing, and none of such acts or deliveries shall be effective unless and until the last of same shall have occurred.

ARTICLE 5. Conditions Precedent to Obligations of Both TAIYO Parties and Asaph

The respective obligations of each TAIYO Party and Asaph to consummate the transactions contemplated by this Agreement and each Ancillary Agreement (“Transaction”) is subject to the satisfaction, or written waiver by each TAIYO Party and Asaph, of each of the following conditions on or prior to Closing:

5.1 TAIYO Shareholders’ Resolution. Share Disposal Authorization has been approved at the TAIYO Shareholders’ Meeting and remains in full force and effect.

5.2 No Litigation. No action, suit or proceeding before any court or any other Governmental Entity shall have been commenced or threatened, no investigation by any Governmental Entity shall have been commenced seeking to restrain, prevent or change the terms of the Transaction or questioning the validity or legality of any such Transaction.

5.3 No Judgment or Order. There shall not be any judgment or order of a court of competent jurisdiction, any ruling of any Governmental Entity, or any condition imposed under Applicable Law which would prohibit the Transaction or subject any of the TAIYO Parties, or Asaph to any penalty or other onerous condition under any Applicable Law if the Transaction was to be consummated as contemplated hereunder.

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ARTICLE 6. Conditions Precedent to Obligations of Asaph

The obligation of Asaph to consummate the Transaction is subject to the satisfaction, or written waiver by Asaph, of each of the following conditions on or prior to Closing:

6.1 Representations and Warranties; Compliance with this Agreement. The representations and warranties of TAIYO contained in Articles 8 and 9 hereof shall be true and correct in all material respects as of the Closing Date. The TAIYO Parties shall have performed and complied with all of their agreements and covenants contained herein in all material respects which are required to be performed by any of them on or before the Closing Date.

6.2 TAIYO Board Resolution. TAIYO has obtained the resolutions from the board of directors of TAIYO pursuant to Section 11.7 hereof.

6.3 Board Membership. The director nominees designated by Asaph pursuant to Section 11.6(a) shall have been duly appointed to serve on the board of directors of TAIYO effective upon the Closing, and Asaph shall have received copies of duly executed and binding resignation letters (that are effective as of the Closing Date) from certain directors of TAIYO resulting from the completion of the activities contemplated by Section 11.6(c).

6.4 Share Transfers. (i) The share certificates of TAIYO representing in the aggregate 56.2% or more of the issued and outstanding Shares, and (ii) the duly executed Form SPAs representing the transfer of 34.3% or more of the issued and outstanding Shares to Asaph is in place to provide Asaph immediately after the Closing with sole ownership, free and clear of all Liens, of no less than 56.2% of the issued and outstanding Shares (on a fully diluted basis).

6.5 Approvals.

(a) All consents, notices, approvals, orders, authorizations, registrations, declarations and filings required by any Governmental Entity and any Person that are necessary for TAIYO, the Family Shareholders, and the Other Family Shareholders to consummate the Transactions shall have occurred (including all consents, notices, approvals, orders, authorizations, registrations, declarations and filings that should be listed on Schedule 9.2), been made or been obtained, and all waiting periods under Applicable Law shall have expired, shall not have been revoked, rescinded or otherwise modified.

(b) All consents, notices, approvals, orders, authorizations, registrations, declarations and filings required by any Governmental Entity that are necessary for Asaph to consummate the Transactions shall have occurred, been made or been obtained, all waiting periods under Applicable Law shall have expired, shall not have been revoked, rescinded or otherwise modified.

6.6 Financial Statement Audit. Prior to the Closing Date, the balance sheet of TAIYO for the fiscal year ended as of March 31, 2011, and the related statements of income, retained earnings, stockholders’ equity and cash flows of TAIYO for the fiscal year ended March 31, 2011, together with the explanatory notes and schedules thereto,

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shall have been audited by a “Big Four” accounting firm designated by Asaph in accordance with Japanese GAAP (“2011 Financial Statements”), and an accountant’s report thereon shall have been delivered to Asaph. The fees and expenses for such audit shall be paid by Asaph.

6.7 Other Documents. TAIYO and the Family Shareholders shall have furnished to Asaph all such other and further documents and certificates as Asaph shall reasonably request in writing to evidence such Persons’ compliance with the conditions that are required to be satisfied by the Closing. In furtherance and not in limitation of the foregoing, Asaph shall have the unfettered right to determine that the conditions precedent in Article 6 have not been satisfied and shall not be obligated to purchase Shares if it has not received a document or certificate that it reasonably requests despite the provisions of Sections 4.2(d)(vii) and (viii) (“to the extent delivered by such Person to the Delivery and Paying Agent”). Notwithstanding the foregoing, if Asaph is dissatisfied with a document or instrument delivered or not delivered by an Other Selling Shareholder, such objection and desire not to close the purchase of Shares from such Other Selling Shareholder shall not impact Asaph’s obligations to complete the TAIYO Share Disposal, Specified Family Shareholder Share Transfer, Non-Specified Family Shareholder Share Transfer, Signing Date Family Shareholders Transfer, or the Remaining Family Shareholders Share Transfer to the extent the conditions for such Share transfer have been fully satisfied pursuant to the terms of this Agreement (including full compliance with the first two sentences of this Section 6.7).

ARTICLE 7. Conditions Precedent to Obligations of TAIYO Parties

The obligation of the TAIYO Parties to consummate the Transaction is subject to the satisfaction, or written waiver by the TAIYO Parties, of each of the following conditions on or prior to Closing:

7.1 Representations and Warranties; Compliance with this Agreement. The representations and warranties of Asaph contained in Article 10 hereof shall be true and correct in all material respects as of the Closing Date. Asaph shall have performed and complied with all of their agreements and covenants contained herein in all material respects which are required to be performed by any of them on or before the Closing Date.

7.2 Approvals. All consents, notices, approvals, orders, authorizations, registrations, declarations and filings required by any Governmental Entity which are necessary for Asaph to consummate the Transactions shall have occurred, been made or been obtained, all waiting periods under Applicable Law shall have expired, shall not have been revoked, rescinded or otherwise modified.

7.3 Retention Agreement. Asaph and Teva have made irrevocable offers in accordance with the Retention Offer Letter.

7.4 Bonus and Incentive Plan. The details of Bonus and Incentive Plan has been finalized and agreed to between TAIYO and Teva in accordance with Section 11.4(b).

7.5 Other Documents. Asaph shall have furnished to the TAIYO Parties all such other and further documents and certificates as any TAIYO Party shall reasonably

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request in writing to evidence Asaph’s and Teva’s compliance with the conditions that are required to be satisfied by the Closing.

ARTICLE 8. Fundamental Representations and Warranties of TAIYO

Except as otherwise provided herein, TAIYO hereby represents and warrants to Asaph as of the date hereof and the Closing Date that:

8.1 Organization; Subsidiaries.

(a) TAIYO and each of its Subsidiaries (i) is a company duly organized and validly existing under the laws of its jurisdiction of incorporation, and (ii) has all requisite power to own its property and conduct its business as now conducted.

(b) Schedule 8.1(b) sets forth for each Subsidiary of TAIYO (i) its name and jurisdiction of incorporation, (ii) the number of authorized shares for each class of its capital stock, and (iii) the number of issued and outstanding shares of each class of its capital stock, and the number of shares held by TAIYO. Except as set forth in Schedule 8.1(b), TAIYO does not have any Subsidiaries.

8.2 Corporate Authority.

(a) Authority. TAIYO has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on part of TAIYO.

(b) Enforceability. Each of this Agreement and the Ancillary Agreements to which TAIYO is a party constitutes, or upon execution and delivery will constitute, valid and legally binding obligations of TAIYO enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws related to or limiting creditors’ rights generally.

8.3 Capitalization.

(a) The number of authorized shares, issued and outstanding shares and the treasury shares of TAIYO are as set forth in Schedule 8.3. All of the issued and outstanding shares of TAIYO are duly issued and validly existing.

(b) Except pursuant to this Agreement, there are no options exercisable for or securities convertible into shares of TAIYO, or calls, preemptive rights, options or other agreements or rights to purchase or otherwise to receive from or sell to TAIYO the Shares of any kind.

8.4 Share Ownership.

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(a) TAIYO is the record and beneficial owner of the Treasury Shares, free and clear of all Liens.

(b) When the Treasury Shares to be sold to Asaph pursuant to this Agreement and the relevant Ancillary Agreements have been transferred to Asaph and paid for in accordance with this Agreement and the relevant Ancillary Agreement, Asaph will obtain good and valid title to such Shares, free and clear of all Liens.

8.5 Compliance with Constitutional Documents. The execution and delivery by TAIYO of this Agreement and the Ancillary Agreements to which it is party and the performance by TAIYO of its obligations hereunder and thereunder do not and will not conflict with or contravene any provision of any of such TAIYO’s Constitutional Documents.

ARTICLE 9. Company Representations and Warranties of TAIYO

Except as otherwise provided herein, TAIYO hereby represents and warrants to Asaph as of the date hereof and as of the Closing Date that:

9.1 Compliance with Laws and Other Instruments; No Conflict. Except as set forth in Schedule 9.1, the execution and delivery of this Agreement and the Ancillary Agreements to which it is party by TAIYO and the performance by TAIYO of its obligations hereunder and thereunder do not and will not (i) violate or conflict with any provision of Applicable Law which is applicable to TAIYO or any of its assets, (ii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, require the provision of advance notice concerning the Transaction, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Material Contract to which TAIYO is a party or by which any of its properties or assets are bound, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of TAIYO, except, in each case, for any such breaches, impositions, or violations that would not have a Material Adverse Effect.

9.2 Consents and Approvals. Except as set forth in Schedule 9.2, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or, with respect to any Material Contract, other Person is required by TAIYO in connection with the execution and delivery of this Agreement or the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby.

9.3 Litigation. Except as set forth in Schedule 9.3, there is no Proceeding pending or, to TAIYO’s Knowledge, threatened in writing against TAIYO or any of its Subsidiaries, nor is there any judgment, decree, injunction or order of any Governmental Entity outstanding against TAIYO or any of its Subsidiaries.

9.4 Taxes.

(a) For the seven taxable years ended on March 31, 2010, TAIYO and its Subsidiaries have filed duly and timely all tax returns (“Tax Returns”) and reports

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required by Applicable Law and have paid duly and timely all taxes, assessments and penalties due and payable pursuant to such tax returns. TAIYO has made available to Asaph true and complete copies of all income tax returns of TAIYO for the taxable years ended on March 31, 2009 and 2010, as well as any tax audit report issued in such taxable years relating to income taxes of TAIYO or any of its Subsidiaries. There are no tax Liens upon any of the assets of TAIYO, other than for taxes not yet due and payable.

(b) All Tax Returns are true, correct and complete in all material respects.

(c) TAIYO and its Subsidiaries have complied in all material respects with all Applicable Laws relating to the withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate Governmental Entity all material amounts required to be so withheld and paid over.

(d) All material deficiencies asserted or assessments made, as a result of any examinations by any Governmental Entity of tax returns of or covering TAIYO or any of its Subsidiaries, have been fully paid or are being contested in good faith and adequate reserves have been established on the Financial Statements in connection therewith, and no other audits or investigations by any Governmental Entity relating to any tax returns of or covering TAIYO or any of its Subsidiaries are in progress with respect to which TAIYO or any of its Subsidiaries have received written notice thereof from a Governmental Entity.

9.5 Financial Statements.

(a) TAIYO has delivered to Asaph true and correct copies of the audited financial statements of TAIYO for each of fiscal years ended on March 31, 2009 and 2010 (the “Financial Statements”).

(b) The Financial Statements have been prepared in accordance with Japanese GAAP, applied on a consistent basis throughout the periods covered thereby.

(c) The Financial Statements present fairly in all material respects the financial position and results of operations, and stockholders’ equity of TAIYO at the dates and for the periods indicated.

(d) TAIYO and each of its Subsidiaries have made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of such entity and provide a sufficient basis for the preparation of the Financial Statements in accordance with Japanese GAAP.

9.6 Absence of Undisclosed Liabilities and Obligations. TAIYO and its Subsidiaries have no liabilities whatsoever, except for (i) liabilities set forth, reflected in, reserved against or disclosed in TAIYO’s balance sheet as at March 31, 2010 (including the notes thereto), (ii) liabilities incurred in the ordinary course of business since March 31, 2010, (iii) liabilities disclosed in Schedule 9.6, and (iv) such other liabilities which do not have a Material Adverse Effect.

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9.7 Intellectual Property.

(a) Schedule 9.7(a) lists the material issued patents and registered trademarks (including any applications for the foregoing) that are owned (or jointly owned) by TAIYO (“Business Intellectual Property”) specifying in each case the applicable application or registration number and the identity of the co-owner (if any). Each such item of Business Intellectual Property is subsisting and in full force and effect (other than pending applications), except to the extent such would not result in a Material Adverse Effect.

(b) To TAIYO’s Knowledge, no Person is violating, infringing or misappropriating any material Business Intellectual Property in such a manner as to cause a Material Adverse Effect.

(c) Except as set forth in Schedule 9.7(c)-1, to TAIYO’s Knowledge, the operation of the Business does not infringe, violate or misappropriate any Intellectual Property of any Person in such a manner as to cause a Material Adverse Effect. Except as set forth in Schedule 9.7(c)-2, in the three (3) year period prior to the date of this Agreement, TAIYO has not received written notice from any Person claiming that the operation of the Business actually or allegedly violates or misappropriates any Intellectual Property of any Person in such a manner.

(d) All necessary registration, maintenance and renewal fees for with each item of Business Intellectual Property which are due and payable have been paid to the relevant patent, trademark or other authorities in Japan for the purposes of maintaining such Business Intellectual Property, except where TAIYO has determined to cease the renewal or maintenance of such registration in the ordinary course of business or which would not result in a Material Adverse Effect.

(e) No employee has made and, to TAIYO’s Knowledge, threatened in writing any Claim concerning any Business Intellectual Property during the three (3) year period prior to the date of this Agreement.

9.8 Labor Relations.

(a) Except as set forth in Schedule 9.8, TAIYO is not a party to, or is bound by, any collective bargaining agreement, contract with a labor union or labor organization, nor is TAIYO the subject of a Proceeding before any Governmental Entity asserting that TAIYO has committed an unfair labor practice. There are no strikes, lockouts or other labor disputes with a labor union or labor organization pending, or to TAIYO’s Knowledge, threatened against TAIYO which has or would result in a Material Adverse Effect.

(b) Neither TAIYO nor any of its Subsidiaries has paid or promised to their respective directors, managers, statutory auditors or employees (i) any bonus or other special incentives in connection with any of the transactions contemplated by this Agreement or any Ancillary Agreement, or (ii) “golden parachute” or any other like benefits.

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(c) None of TAIYO or any of its Subsidiaries has in existence a pension plan or retirement plan.

9.9 Real Property; Assets.

(a) Schedule 9.9(a)-1 contains a true and complete list of all material real property owned by TAIYO and used for the operation of TAIYO’s principal line of business (“Owned Real Property”). Except as set forth in Schedule 9.9(a)-2, TAIYO is the sole and exclusive legal owner of all Owned Real Property, free and clear of all Liens.

(b) Schedule 9.9(b) contains a true and complete list of all material real property leases to which TAIYO is a lessee and used for the operation of TAIYO’s principal line of business (the “Leases”). Each Lease is valid, binding and enforceable upon TAIYO, and is in full force and effect (except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights). There is no existing material default or violation by TAIYO under any Lease or, to TAIYO’s Knowledge, any existing default or violation by any counterparty to any Lease.

(c) All machinery and equipment owned or leased by TAIYO that are necessary in the operation of the Business are in good operating condition and repair (subject only to ordinary wear and tear) and are usable in the ordinary course of business consistent with past practice.

9.10 Permits. Schedule 9.10 sets forth all material permits and licenses obtained from any Governmental Entity held by TAIYO that are necessary in connection with the Business (“Permits”). All Permits are valid and in full force and effect, and there is no Proceedings pending, or to TAIYO’s Knowledge, threatened against TAIYO which could result in the suspension, cancellation or limitation of any Permit.

9.11 Compliance with Laws.

(a) Except as set forth in Schedule 9.11, since March 31, 2006, TAIYO is in material compliance, with all Applicable Laws, and TAIYO has not received any written notice of any material violation of any such Applicable Law.

(b) Neither TAIYO nor any of its agents has offered, paid, promised to pay or authorized the payment of any money, or offered, gave, promised to give or authorized the giving of anything of value, to any official of any Governmental Entity, to any political party or official thereof or to any candidate for political office or to any other Person with a probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official of any Governmental Entity, to any political party or official thereof or to any candidate for political office, in any case for the purpose of influencing any act or decision of such official, political party, political official or candidate in his or her official capacity, including a decision to fail to perform his, her or its official functions, or inducing such official, political party, political official or candidate to use his, her or its influence with any Governmental Entity in order to assist TAIYO in obtaining or

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retaining any business or other benefits, except in each case to the extent permitted by Applicable Law.

9.12 Material Contracts.

(a) Schedule 9.12(a) sets forth a correct and complete list (specifying the applicable subsection of this Section 9.12(a) to which such disclosure applies) of all Contracts to which TAIYO is a party existing as of the date hereof, to which any of the descriptions set forth below may apply:

(i) Contracts granting mortgage, pledge or other security interest on any Owned Real Property;

(ii) Contracts forming a joint venture or partnership with any other Person;

(iii) Contracts of future disposition of all or substantially all of the assets of TAIYO, or any future merger, consolidation or similar business combination transaction involving TAIYO;

(iv) Contracts between TAIYO, on the one hand, and its directors, statutory auditors, or shareholders, on the other hand, other than Contracts entered into in the ordinary course of TAIYO’s business;

(v) Contracts under which TAIYO has guaranteed the indebtedness, liabilities or obligations of any third party (other than a TAIYO Subsidiary);

(vi) Contracts prohibiting TAIYO from competing anywhere in the world;

(vii) Contracts under which TAIYO grants exclusive rights to any supplier or distributor of TAIYO;

(viii) Contracts pursuant to which TAIYO makes a purchase commitment requiring TAIYO to purchase the entire output of a supplier;

(ix) Contracts that contain most-favored nations clauses under which TAIYO must set favorable conditions for the counter-party;

(x) Contracts that contain minimum purchase requirements under which TAIYO or its Subsidiary is obligated to purchase not less than a certain amount from the counter-party;

(xi) Contracts that require TAIYO to provide more than six months’ notice to terminate the Contract or requires the payment of a termination fee greater than 100,000,000 Yen;

(xii) Contracts to which any Governmental Entity is a party;

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(xiii) Contracts required to be disclosed on Schedules 9.9(a)-2, 9.9(b) and 9.13(a)(b);

(xiv) Contracts regarding the lease of equipments, machinery and other tangible personal property used by TAIYO in its conduct of the Business which require per Contract for TAIYO to pay an annual rental cost of 12,000,000 Yen or more; or

(xv) The fifteen (15) largest (based on revenues for the fiscal year ended on March 31, 2011) master manufacturing or Contracts (excluding purchase orders and other ancillary agreements) under which TAIYO manufactures products as a contract manufacturer for the benefit of third parties, including a simple manufacturing consignment (juitaku), marketing approval-based consignment (kowake), and distribution-based consignment (dohshutsu).

(b) TAIYO has furnished or made available to Asaph true and complete copies of all Material Contracts, including any amendments thereto.

(c) Each Material Contract is currently valid and in full force and effect, and is enforceable by TAIYO in accordance with its terms.

(d) There is no material breach or violation of or default by TAIYO, and to TAIYO’s Knowledge, threatened in writing any such breach, violation or default, under any of the Material Contracts, except such breaches, violations and defaults as have been waived or would not have a Material Adverse Effect.

9.13 Distributors and Suppliers.

(a) Schedule 9.13(a) sets forth a correct and complete list of the ten (10) largest distributors (including sales agents) of TAIYO based on sales revenues for the fiscal year ended on March 31, 2011.

(b) Schedule 9.13(b) sets forth a correct and complete list of ten (10) largest suppliers of product ingredients to TAIYO based on expenditures for the fiscal year ended on March 31, 2011.

(c) Since March 31, 2011, none of such distributors or suppliers has terminated or reduced or, to TAIYO’s Knowledge, will terminate or reduce its business relationship with TAIYO prior to the Closing Date and, to TAIYO’s Knowledge, such distributors and suppliers will continue equivalent business relationships with TAIYO subsequent to the Closing Date, except for such terminations or reductions that would not have a Material Adverse Effect.

9.14 Product Liability; Recalls.

(a) As of the date hereof, there are no, and within the three (3) year prior to the date hereof, there have not been any material actions or claims thereof related to product liability against or involving TAIYO or its products and no such actions or

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claims have been settled, adjudicated or otherwise disposed of within the last three (3) years.

(b) Except as set forth in Schedule 9.14(b), TAIYO is not, and has not with the three (3) years prior to the date hereof, either voluntarily or involuntarily, initiated, conducted or issued any recall, replacement or safety alert disclosing an alleged defect or lack of safety or efficacy of any TAIYO product.

(c) Except as set forth in Schedule 9.14(c), since March 31, 2006 each product made, sold or delivered by TAIYO and each of its Subsidiaries has been in conformity with all Applicable Laws and applicable drug industry standards and, to TAIYO’s Knowledge, neither TAIYO nor any of its Subsidiaries has any liability (and there is no basis for any present or future Proceeding against any of them giving rise to any liability) for Losses in connection therewith.

(d) Except as set forth in Schedule 9.14(d), since March 31, 2006 there have been no products claims in relation to quality assurance/control problems associated with any product made, sold or delivered by TAIYO or any of its Subsidiaries.

9.15 Insurance. Schedule 9.15-1 contains a true and complete list of all material insurances that insure TAIYO (“Insurance Policies”). Each Insurance Policy is valid, binding and in full force and effect, except for those expiring prior to the Closing Date. TAIYO is not in material breach of any Insurance Policy. Schedule 9.15-2 contains a list of all claims made under any Insurance Policy since March 31, 2006. Schedule 9.15-3 sets forth all risks against which TAIYO and each of its Subsidiaries are self-insured.

9.16 Absence of Certain Changes. Except as set forth in Schedule 9.16 or as otherwise expressly permitted by this Agreement (including the Possible TAIYO-MH Alliance and otherwise the Transaction), since September 30, 2010: (a) the Business has been conducted in the ordinary course consistent with the past practices of TAIYO; and (b) there has not been (i) any purchase of any assets by TAIYO or any of its Subsidiaries or any sale or transfer of any assets of TAIYO or any of its Subsidiaries (including any Intellectual Property) having a purchase or sales price of 500,000,000 Yen or more in the aggregate (other than acquisitions and dispositions of inventory or raw materials that have occurred in TAIYO’s ordinary course of business and consistent with its past practices); except for purchases or sales or transfers in excess of such amount that have an individual purchase or sales price of less than 50,000,000 Yen (with a single or series of directly or indirectly related transactions being considered as one for purposes of the 50,000,000 Yen threshold) and have been incurred in TAIYO’s ordinary course of business and consistent with its past practices, (ii) any declaration, setting aside, making or paying of any dividend or other distribution in respect of any Shares, (iii) any issuance of new Shares or any options to purchase Shares, (iv) any changes in the accounting systems, policies or practices of TAIYO or any of its Subsidiaries, (v) any loss of any material customer or supplier of TAIYO or any of its Subsidiaries, (vi) any repayment of or incurrence by TAIYO or any of its Subsidiaries of indebtedness for borrowed money in excess in the aggregate amount of 500,000,000 Yen, or the making of any guarantees on indebtedness, other than indebtedness refinancing any existing indebtedness and similar guarantees (so long as (1) such refinancing is not on terms that

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are materially less favorable than the current terms of the refinanced indebtedness, and (2) the principal amount of the indebtedness is not increased), (vii) any capital expenditures by TAIYO or any of its Subsidiaries in excess in the aggregate amount of 250,000,000 Yen; except for capital expenditures in excess of such amount that are less than 25,000,000 Yen on an individual basis (with a single or series of directly or indirectly related transactions being considered as one for purposes of the 25,000,000 Yen threshold) and have been incurred in TAIYO’s ordinary course of business and consistent with its past practices, (viii) any change in the compensation level or employee benefit terms and conditions available to TAIYO’s directors, statutory auditors, or employees, (ix) any write-off or write-down of or any determination to write-off or write-down any material assets or properties of TAIYO or any of its Subsidiaries (other than write-downs or write-offs of accounts receivables, inventory, depreciation or amortization determined in TAIYO’s ordinary course of business and consistent with its past practices), (x) any amendment to a Constitutional Document of TAIYO or any of its Subsidiaries, (xi) any amendment or premature termination or waiver of any material right or remedy under any Contract that is or would constitute a Material Contract, (xii) any pledge of any of TAIYO’s assets or any Lien on any of its assets, except for pledges of or Liens over immaterial assets made in TAIYO’s ordinary course of business and consistent with its past practices, (xiii) any direct or indirect acquisition, merger or consolidation with, or purchase of any equity or ownership interest in, any business or any Person, or (xiv) any material increase in the number employees (either full-time, part-time or fixed-term).

9.17 Environmental Matters.

(a) Except as set forth in Schedule 9.17, Since March 31, 2006, TAIYO and its Subsidiaries have not received any notice of material non-compliance with any Applicable Law relating to the environment, health, waste materials, zoning, and building standards.

(b) The real property owned or used by TAIYO or its Subsidiaries is not above, on, in or under any pollutants, contaminants, or hazardous or radioactive substances that could cause such property to be designated as polluted or contaminated land or receive any similar designation under any Applicable Law or which could give rise to any duty to require remediation of such property.

9.18 Accurate Disclosure. No statement by TAIYO either individually or in the aggregate (relating to itself or any of its Subsidiaries) made in this Agreement or any Ancillary Agreement to which it is or will be a party contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements in this Agreement and each Ancillary Agreement not misleading. Taiyo has disclosed and conveyed to Asaph all the facts that affect, or in the future might reasonably be expected to have a Material Adverse Effect, and there is no such fact that is not set forth in this Agreement or the Disclosure Schedules.

9.19 No Other Representations or Warranties. Except for the representations and warranties contained in Articles 8 and 9, TAIYO does not make any express or implied representation or warranty of any kind or nature in connection with the Transaction, the Shares or TAIYO including its assets and liabilities,

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notwithstanding the delivery or disclosure to Asaph or any of its directors, officers, employees, advisors and agents of any documentation or other information with respect to the foregoing.

ARTICLE 10. Representations and Warranties of Asaph

Asaph hereby represents and warrants to each TAIYO Party as of the date hereof and as of the Closing Date that:

10.1 Organization.

(a) Asaph is (i) a corporation duly organized and validly existing under the laws of The Netherlands, (ii) is in good standing under the laws of The Netherlands, and (iii) has all requisite power to own its property and conduct its business as now conducted and as now conducted.

(b) Teva is (i) a corporation duly organized and validly existing under the laws of Israel, (ii) is in good standing under the laws of Israel, and (iii) has all requisite power to own its property and conduct its business as now conducted and as now conducted.

10.2 Corporate Authority.

(a) Authority. Asaph or Teva, as applicable, has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the Ancillary Agreements to which Asaph or Teva, as applicable, is or will be a party. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Asaph or Teva, as applicable, is or will be a party and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on part of Asaph or Teva, as applicable.

(b) Enforceability. Each of this Agreement and the Ancillary Agreements to which Asaph or Teva, as applicable, is a party constitutes, or upon execution and delivery will constitute valid and legally binding obligations of Asaph or Teva, as applicable, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws related to or limiting creditors’ rights generally.

10.3 Compliance with Laws and Other Instruments; No Conflict. The execution and delivery of this Agreement and the Ancillary Agreements to which Asaph or Teva, as applicable, is a party by Asaph or Teva, as applicable, and the performance by it of its obligations hereunder and thereunder do not and will not (i) conflict with or contravene any provision of any of Constitutional Documents of Asaph or Teva, as applicable, (ii) violate or conflict with any provision of any material Applicable Law which is applicable to Asaph or Teva, as applicable, or any of its assets, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any material contract to which Asaph or Teva, as applicable, is a party or by which any of its properties or assets are bound, or (iv) result in or require the creation or

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imposition of any Lien upon or with respect to any of the property or assets of Asaph or Teva, as applicable.

10.4 Consents and Approvals. Except for applicable requirements, if any, under any Antitrust Law and foreign exchange filings, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or, with respect to any material contract, other Person, which will affect the validity or enforceability of this Agreement or the Ancillary Agreements, is required by Asaph or Teva, as applicable in connection with the execution and delivery of this Agreement or the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby.

10.5 Litigation. There is no Proceeding pending or, to Asaph’s Knowledge, threatened in writing against Asaph or Teva, or any of their respective Subsidiaries, nor is there any judgment, decree, injunction or order of any Governmental Entity outstanding against Asaph or Teva, or any of their respective Subsidiaries, in each case which question the validity or enforceability of this Agreement or any Ancillary Agreement to which Asaph or Teva, as applicable, is a party, or challenges or seeks to restrain, delay or prohibit the Transaction.

ARTICLE 11. Pre-Closing Covenants

11.1 Shareholders’ Meeting.

(a) TAIYO shall cause the board of directors of TAIYO to convene an annual shareholders’ meeting of TAIYO to be held on June 14, 2011 or such other date to be determined by the board of directors of TAIYO prior to the end of June 2011 (“TAIYO Shareholders’ Meeting”) to propose the authorization of the disposal of the Treasury Shares, which would allow the board of directors of TAIYO to further resolve the TAIYO Share Disposal to Asaph in accordance with this Agreement (“Share Disposal Authorization”).

(b) The Family Shareholders shall vote in favor for the Share Disposal Authorization at the TAIYO Shareholders’ Meeting, and TAIYO shall make commercially reasonable efforts to have the Share Disposal Authorization adopted at the TAIYO Shareholders’ Meeting.

11.2 TAIYO’s Arrangement to Purchase from Other Shareholders.

(a) TAIYO shall enclose in a convocation notice for the TAIYO Shareholders’ Meeting the following documents (“Offer Documents”) in order to facilitate the acceptance by all Other Shareholders (except for those who have already executed the Form SPA with Asaph) (“Offered Shareholders”) of Asaph’s offer to purchase the Shares at a price per share of 10,000 Yen (“Asaph’s Offer”):

(i) Form SPA duly signed by Asaph;

(ii) explanation of Asaph’s offer to purchase Shares contemplated under such Form SPA in form and substance reasonably satisfactory to TAIYO and Asaph;

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(iii) instructions to the Offered Shareholders who seek to accept Asaph’s Offer and tender their Shares to Asaph, including the deadline to accept Asaph’s Offer which shall be June 30, 2011 or such other date to be agreed between TAIYO and Asaph (“Acceptance Deadline”), and a requirement to return to the Delivery and Paying Agent the Form SPA countersigned by each applicant Offered Shareholder and the share certificates representing the Shares to be sold under such executed Form SPA, in form and substance reasonably satisfactory to TAIYO and Asaph; and

(iv) such other documents and instruments in form and substance reasonably satisfactory to TAIYO and Asaph.

(b) Up to the Acceptance Deadline, TAIYO shall cause the Delivery and Paying Agent to receive the executed Form SPAs and the share certificates representing the Shares to be transferred under the respective Form SPAs.

(c) Notwithstanding anything to the contrary herein, if any of the Other Shareholders are unable to deliver to the Delivery and Paying Agent by the Acceptance Deadline the share certificates representing the Shares such Other Shareholder intends to sell by accepting Asaph’s Offer due to misplacement or destruction of share certificates, Asaph shall not be under any obligation to purchase such Shares at the Closing nor shall TAIYO be required to make commercially reasonable efforts to cause such Other Shareholders to accept Asaph’s Offer under Section 11.3(b); provided, however, that TAIYO and Asaph shall make commercially reasonable efforts to purchase such Shares from such Other Shareholder after Closing by issuing new share certificates or otherwise pursuant to Applicable Law.

11.3 Commitments to Sell.

(a) The TAIYO Parties shall use their best efforts to cause the Remaining Family Shareholders to enter into duly executed Form SPAs prior to the Acceptance Deadline. To the extent such Form SPAs are signed by the Remaining Family Shareholders, Asaph shall countersign the Form SPAs, and further cause Teva to execute the Guarantee for the benefit of each of such Remaining Family Shareholders prior to the Closing.

(b) TAIYO shall make commercially reasonable efforts to cause all the Other Shareholders that are listed under Exhibit H to accept Asaph’s Offer to purchase the Shares in accordance with the Offer Documents by the Acceptance Deadline, to the extent permitted by Applicable Law.

(c) TAIYO and Asaph shall discuss in good faith prior to the Closing how to transfer to Asaph by the Closing Date the Shares held by TAIYO’s employee stock ownership association (seishokai) for the purpose of permitting as many as possible of such Shares to be transferred to Asaph at the Closing.

11.4 Bonus and Incentive Plan.

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(a) Exhibit I sets forth the framework for the welcome bonus, stock option and other incentive plan for employees and management of TAIYO (“Bonus and Incentive Plan”).

(b) TAIYO and Asaph shall discuss in good faith and finalize the details of the Bonus and Incentive Plan based on the framework set forth in Exhibit I prior to the Closing, and take all corporate actions to implement such Bonus and Incentive Plan effective from the Closing Date.

11.5 TAIYO’s Possible Alliance with Medipal Holdings. Asaph shall discuss in good faith with TAIYO and Medipal Holdings regarding a possible business alliance, including Medipal Holdings’ right to appoint one director and one statutory auditor of TAIYO (the “Possible TAIYO-MH Alliance”).

11.6 Composition of Board of Directors.

(a) TAIYO shall take all steps necessary (including the convocation of a shareholders’ meeting) in order to have its board of directors consist of only three (3) directors designated by Asaph and two (2) directors designated by TAIYO by the Closing Date. The Family Shareholders shall vote, and shall make best efforts to cause the Other Family Shareholders to vote, all of their Shares in favor of the election of the directors designated by Asaph.

(b) Asaph shall timely provide to TAIYO the names of its director designees and such other information required under Applicable Law or otherwise reasonably requested by TAIYO in order to effect the board composition set forth in Section 11.6(a).

(c) TAIYO shall cause each member of its board of directors to tender his resignation from such position effective as of the Closing Date, other than the two remaining incumbent directors pursuant to Section 11.6(a), who shall be Mr. Makoto Shimada and Mr. Osamu Watanabe (or any other person TAIYO decides to nominate as a replacement for Mr. Osamu Watanabe).

(d) TAIYO and Asaph agree to discuss in good faith the matters contemplated by this Section 11.6 in order to effect a suitable process.

11.7 Board of Directors Meeting. TAIYO shall cause the board of directors of TAIYO to resolve the following on or prior to the Closing: (i) details of the TAIYO Share Disposal to Asaph and its execution of the subscription agreement with Asaph regarding such TAIYO Share Disposal; (ii) the TAIYO Share Transfer; and (iii) the Bonus and Incentive plan.

11.8 Notice of Certain Events Pending Closing. During the period prior to the Closing Date, each of TAIYO and Asaph shall promptly notify the other Party in writing of:

(a) any event, condition, fact or circumstance that occurs, arises or exists and that would cause or constitute a breach of any representation or warranty made by a TAIYO Party or Asaph, as applicable, in this Agreement;

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(b) any breach of any covenant or obligation of any TAIYO Party or Asaph; and

(c) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Articles 5, 6 and 7 impossible or unlikely.

Asaph agrees and acknowledges that, upon delivery of a notice pursuant to (a) above by TAIYO to Asaph that has been received by Asaph for matters that have occurred after the date hereof or of which TAIYO becomes aware after the date hereof, the Disclosure Schedule shall be deemed updated accordingly upon the Closing; provided, further, (i) such notice shall not be deemed to update the Disclosure Schedules for purposes of applying Section 6.1 with respect to Asaph’s condition to consummate the Closing, and (ii) any notice whatsoever received by Asaph within 10 Business Days prior to the Closing Date shall only set forth an event, condition, fact or circumstance that originally occurred within 10 Business Days prior to the Closing Date and its occurrence is beyond the control of TAIYO.

11.9 Conduct Business in Ordinary Course. Through the Closing Date, TAIYO shall conduct its business only in the ordinary course and consistent with its past practices, except for the Transaction (or the Possible TAIYO-MH Alliance). Not limiting the generality of the foregoing, except for the Transaction (or the Possible TAIYO-MH Alliance), TAIYO shall not undertake any activity that could lead to a breach of Section 9.16 at any time during the period to the Closing Date, or take any action that could result in any of the conditions precedent to Asaph’s obligations under this Agreement or any Ancillary Agreement not being satisfied.

11.10 Consents.

TAIYO and Asaph shall use their respective commercially reasonable efforts to make and/or obtain all consents, approvals, orders, authorizations, registrations, declarations and filings with or from any Governmental Entity or other Person that are needed to consummate the Transaction or that are listed on Schedule 11.10. Not limiting the generality of the foregoing, to the extent a filing is necessary, Asaph shall file the notification report, and all other documents to be filed in connection therewith, with the Japan Fair Trade Commission (“JFTC”) as required under the Anti-Monopoly Act of Japan as soon as practicable following the date hereof, and a copy of such filed notification report shall be provided to TAIYO as soon as practical after the filing date (should any filing be required). To the extent a filing is necessary, TAIYO shall cooperate with Asaph in connection with making such filing with the JFTC. Asaph shall keep TAIYO apprised of the status of any communications with, and any inquires or requests for additional information from JFTC and shall comply with any such inquiry or requests as promptly as practicable, and TAIYO shall cooperate with Asaph in connection therewith. All fees and expenses, including any applicable filing fees, in connection with such filing shall be borne by Asaph.

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11.11 Satisfaction of Conditions Precedent. Each of TAIYO and Asaph shall make all commercially reasonable efforts to cause the conditions precedent set forth in Articles 5, 6 and 7 to be satisfied on or before the Closing Date.

11.12 Confidentiality and Publicity.

(a) Each TAIYO Party and Asaph shall, and shall use reasonable efforts to ensure its Affiliates shall, maintain in confidence (i) all confidential or proprietary information (oral or written, whether or not specifically labeled or identified as confidential) received from the other Party or their respective directors, officers, employees, advisors and agents in connection with this Agreement (including the TAIYO Information), (ii) the content and existence of the Transaction, this Agreement, the Ancillary Agreement and all other agreements or documents executed or delivered in connection therewith, and (iii) any discussion, information or communication exchanged in connection with the negotiation, preparation, execution and performance of such agreements or documents (collectively, “Confidential Information”), shall use such Confidential Information only in connection with the Transaction, shall not disclose any such Confidential Information to a third party or make any unauthorized use thereof and shall not use for its benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any third party, any Confidential Information; provided, however, (x) any TAIYO Party or Asaph may disclose the Confidential Information which is requested or required by Applicable Law, or by any Governmental Entity, subpoenas or in any Proceedings, provided that the recipient party so requested or required shall provide the disclosing party with prompt written notice of any such request or requirement, and (y) any TAIYO Party and Asaph may disclose the Confidential Information to any Other Shareholder to the extent necessary or appropriate to implement Asaph’s Offer and acceptance thereof by the Offered Shareholders in connection with Asaph’s Offer (including disclosure prior to the date Taiyo dispatches a convocation notice for the Taiyo Shareholders’ Meeting of the Confidential Information to Other Shareholders to explain the Transaction and Asaph’s Offer). Notwithstanding the foregoing, Confidential Information shall not include any information that (A) has become generally available in the public domain, (B) was in the receiving party’s possession prior to disclosure (which in the case of Asaph, shall include Teva), (C) was independently developed by the receiving party (which in the case of Asaph, shall include Teva), or (D) was received from a third party who had a right to disclose such information (which in the case of Asaph, shall include Teva).

(b) Except as may be required by Applicable Law, no press release, disclosure or notice to any Person concerning any Transaction shall be issued, given, made or otherwise disseminated by any TAIYO Party or Asaph or any of its Affiliates at any time (whether prior to, at or after the Closing) without the prior written approval of, Asaph in the case the disclosing party is a TAIYO Party, and TAIYO in the case the disclosing party is Asaph, which approval shall not be unreasonably withheld.

(c) Notwithstanding the provisions under this Section 11.12, (i) any TAIYO Party may disclose the Confidential Information, to the extent necessary or appropriate for the purpose of consummating the Transaction, to (x) the management or personnel of Medipal Holdings who has the need to know the Confidential

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Information for such purpose, (y) any other TAIYO Party and any Other Shareholder who are related to the Family Shareholders, (ii) Asaph (either directly or through Teva) may disclose this Agreement and the Ancillary Agreements and the transactions related thereto to KOWA Company Ltd. in connection with its strategic discussions, and (iii) effective upon the Closing, (1) Asaph’s confidentiality obligations under Section 11.12(a) shall terminate with respect to the TAIYO Information, and (2) Teva’s obligations under that Reciprocal Confidentiality Agreement, dated January 11, 2011, entered into between TAIYO and Teva, shall terminate.

11.13 Continued Access to Information. Upon reasonable prior notice, TAIYO shall afford to Asaph and its authorized representatives and advisors, during reasonable business hours, full access to the properties, personnel, books, records and other documents and data of TAIYO and each of its Subsidiaries in order that Asaph and such other Persons may have the full opportunity to make such additional confirmatory investigation as they shall reasonably desire to make of the affairs of TAIYO and each of its Subsidiaries.

11.14 Exclusivity. From the date hereof through the Closing Date (unless this Agreement is terminated or expires), none of the TAIYO Parties shall, directly or indirectly, solicit or entertain offers from, furnish any business information concerning itself, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any Person (other than Teva or Asaph) relating to the acquisition of Shares or TAIYO’s assets or business, in whole or in part, whether through direct purchase, merger, consolidation, share exchange or other business combination, or the entering into any transaction similar to the Transaction. Further, from the date hereof through the Closing Date, TAIYO shall not, and shall cause the board of directors of TAIYO not to, approve any transfer of Shares by any shareholder to any third party (except Asaph or Teva) without first receiving the prior written consent of Asaph for such transfer (whose consent shall not be unreasonably withheld).

11.15 Regulatory Issues. TAIYO shall discuss in good faith with Teva and seek to implement measures to the reasonable satisfaction of Teva in order to resolve or improve the current regulatory concerns regarding the quality of TAIYO’s products, including the June 2011 NHI listing issues.

11.16 Delivery of Financials. TAIYO shall promptly deliver to Teva the audited financial statements of TAIYO for the fiscal year ended on March 31, 2011 as they become available, and shall promptly provide to Teva, from time to time, monthly management accounts as they become available for the monthly period ending on April 30, 2011 and each month thereafter until the Closing Date.

ARTICLE 12. Post-Closing Obligations

12.1 Payment of Welcome Bonus.

(a) Within six (6) months from the Closing Date, TAIYO shall, and Asaph shall take all actions to cause TAIYO to, conduct procedures necessary to make

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payments of the special bonus of not less than USD 10,000,000 pursuant to the requirements of the Bonus and Incentive Plan.

(b) On the third (3rd) anniversary of the Closing Date, TAIYO shall, and Asaph shall take all actions to cause TAIYO to, conduct procedures necessary to make payments of the special bonus of not less than USD 10,000,000 pursuant to the requirements of the Bonus and Incentive Plan.

12.2 Management After Closing.

(a) TAIYO hereby acknowledges that, after the Closing, Asaph plans to have TAIYO introduce an executive officer system (shikkou-yakuin-seido) with the details set forth in Exhibit J attached hereto. If and when such system is introduced to TAIYO, Mr. Makoto Shimada, the current representative director and president of TAIYO, shall retain the right to appoint the executive officers at his discretion so long as he remains the representative director and president of TAIYO.

(b) In no event shall Mr. Osamu Watanabe, a director of TAIYO, nor, Mr. Fuminari Hikita or Mr. Tsuchio Hosoi, statutory auditors of TAIYO, be requested by Asaph to resign from their respective positions as a director and statutory auditors of TAIYO during their respective current terms as well as the next renewed term as such director and statutory auditors, as applicable, and Asaph shall refrain from taking any action that will cause or encourage such resignation. Asaph hereby acknowledges that, notwithstanding the foregoing, in the event Mr. Osamu Watanabe and/or Mr. Fuminari Hikita resign as TAIYO’s director and statutory auditor, as applicable, TAIYO may, upon discussions with Asaph and Medipal Holdings and in accordance with its corporate governance policies set forth in Exhibit J attached hereto, appoint a director or one or more executive officers or statutory auditors who are related to or designated by Medipal Holdings to replace the resigned director or statutory auditor.

12.3 Employment After Closing. With respect to the employees of TAIYO as of the Closing Date, Asaph shall comply with Japanese labor laws concerning employment conditions (including those relating to cash rewards, incentives and benefits), and shall refrain from unreasonably terminating the employment of such employees.

ARTICLE 13. Termination of Agreement

13.1 Termination. This Agreement may be immediately terminated prior to Closing as follows:

(a) by either TAIYO or Asaph, if the Closing has not occurred on or prior to September 30, 2011 (the “Outside Date”) for any reason, and the terminating Party is not, on the date of termination, in material breach of any material provision of this Agreement;

(b) by either TAIYO or Asaph, if the other Party breaches any material term or condition of this Agreement, and such breach shall not have been cured within 15 calendar days of receipt by such Party of written notice from the terminating party of

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such breach, and the terminating Party is not, on the date of termination, in material breach of any material provision of this Agreement; or

(c) by either TAIYO or Asaph, if satisfaction of a closing condition of the terminating Party in Articles 5, 6 or 7 is impossible, and the terminating Party is not, on the date of termination, in material breach of any material provision of this Agreement;

(d) by Asaph, if Asaph has reasonably determined that an event or condition has occurred or could result in a Material Adverse Effect, including those arising from contacts by any Governmental Entity in connection with regulatory matters (such as those referred in Section 11.15), or the results derived from the 2011 Financial Statements;

(e) by Asaph, if TAIYO or any of its Subsidiaries files any petition or takes any other action or legal procedure in relation to the commencement of proceedings of bankruptcy under the Bankruptcy Law (hasan ho), the Civil Rehabilitation Law (minji saisei ho), the Corporate Reorganization Act (kaisha kosei ho), or takes any other procedure or step providing for the relief of debtors, composition of creditors, arrangement, reorganization, receivership, liquidation or similar event or under any Applicable Law relating to bankruptcy, insolvency or reorganization;

(f) by TAIYO, if Asaph or Teva files any petition or takes any other action or legal procedure in relation to the commencement of proceedings of bankruptcy, or takes any other procedure or step providing for the relief of debtors, composition of creditors, arrangement, reorganization, receivership, liquidation or similar event or under any Applicable Law relating to bankruptcy, insolvency or reorganization;

(g) by Asaph, if any event occurs beyond the reasonable control of Asaph (including, earthquakes, nuclear radiation emission or contamination, tsunamis, typhoons and act of terrorism, sudden actions of the elements, actions by any Authority, epidemics, riots, major accidents, or civil disturbances) that could reasonably likely cause a material adverse effect on the Business, assets, financial conditions or results of operations of TAIYO and its Subsidiaries, taken as a whole; or

(h) at any time on or prior to the Closing Date, by mutual written consent of TAIYO and Asaph.

13.2 Effect of Termination. Except for the obligations set forth in Sections 11.12, 14.1 (with respect to Pre-Closing Losses), 14.4 (with respect to Pre-Closing Losses), and 15 and this Section 13.2, if this Agreement is terminated pursuant to Section 13.1, all obligations, covenants, agreements representations and warranties of the Parties hereto under this Agreement shall terminate and all Parties shall be relieved of liability for breach of any obligation, covenant, agreement, representation or warranty set forth in this Agreement; provided, however, that the termination of this Agreement shall not release TAIYO and Asaph from any direct losses that has already accrued as of or before the effective date of termination, nor constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims that a Party may have hereunder (“Pre-Closing Losses”); provided further that in no event

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shall TAIYO or Asaph be obligated to pay the other Party Pre-Closing Losses exceeding 800,000,000 Yen. For the avoidance of doubt, the determination, calculation and payment of Pre-Closing Losses shall not be subject to the provisions of Article 14 hereof.

13.3 Disclosure Schedules. Asaph has agreed to execute and deliver this Agreement prior to the completion of Disclosure Schedules 9.12 (xi) (xiv) and 9.16 (b)(i)(vi)(vii). TAIYO agrees to deliver to Asaph these Disclosure Schedules by no later than five (5) Business Days from the date hereof. The Parties agree that the Disclosure Schedules delivered to Asaph pursuant to this Section shall be deemed to have been attached to this Agreement as of the date hereof. If Asaph determines in good faith that as a result of a disclosure in the aforesaid Disclosure Schedules it would have not entered into this Agreement or an Ancillary Agreement, then Asaph may immediately terminate this Agreement and not effect any of the transactions contemplated by this Agreement or any Ancillary Agreement without any obligation or liability.

ARTICLE 14. Indemnification

14.1 TAIYO Party Indemnification Obligation.

(a) TAIYO hereby agrees to indemnify Asaph from and against any and all claims, demands, liabilities, costs, damages, expenses (including, without limitation, reasonable attorneys’ fees and expenses and reasonable costs of investigation), and causes of action of any nature whatsoever (collectively, “Losses”) arising from any breach of any representation or warranty made by TAIYO under Article 8 (“Fundamental Representations”) or representation or warranty made under Article 9 (“Company Representations”, together with the Fundamental Representations, “TAIYO Representations”); provided, however, that, with respect to Losses arising from any breach of a Company Representation, notwithstanding anything to the contrary herein, the amount of Losses for which TAIYO shall be required to indemnify Asaph shall be limited to the product of Losses multiplied by 14.0% (“Indemnifiable Losses”).

(b) Each TAIYO Party (together with TAIYO in (a) above, an “Indemnifying TAIYO Party”) hereby agrees to indemnify Asaph severally, and not jointly, from and against any Losses arising from any breach in any material respect of any covenant, agreement or obligation to be performed by such TAIYO Party.

(c) It is specifically agreed that (i) TAIYO shall be solely liable for any breach by TAIYO of any TAIYO Representation and any breach by TAIYO of any covenants hereunder, and (ii) each Family Shareholder shall be solely liable for any breach by such Family Shareholder of any covenants hereunder.

14.2 Survival of TAIYO Party Indemnification Obligation. All TAIYO Representations made by TAIYO shall survive the Closing and remain in force and effect for one (1) year after the Closing Date; provided, however, (i) the Fundamental Representations, and the indemnities and agreements related thereto, shall survive indefinitely, (ii) the representations and warranties relating to tax matters generally shall survive until 120 days after the expiration of the applicable statute of limitations, and

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(iii) the representations and warranties relating to environmental matters generally shall survive until two (2) years after the Closing Date. If Asaph gives a Claim Notice to an Indemnifying TAIYO Party under Section 14.8(a) with respect to any breach of any TAIYO Representation prior to the expiration of the applicable survival period, such Claim shall survive until final resolution of such Claim.

14.3 Limitations on TAIYO Party Indemnification Obligation.

(a) No amount shall be payable by TAIYO to Asaph for breach of any Company Representation unless (i) the amount of Indemnifiable Losses of such Indemnifying TAIYO Party related to any individual item exceeds 10,000,000 Yen and any such item that does not exceed such amount shall not be aggregated for purposes of clause (ii) below, and (ii) the aggregate amount of Indemnifiable Losses of TAIYO with respect to such breach exceeds an amount equal to 100,000,000 Yen (the “Indemnification Basket”), at which point TAIYO shall become liable for such Indemnifiable Losses in excess of the Indemnification Basket subject to other provisions of this Article 14.

(b) Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of aggregate Losses which may be recovered from each Indemnifying TAIYO Party under Section 14.1 shall be the Apportioned Purchase Price for such Indemnifying TAIYO Party set forth in Exhibit G.

(c) TAIYO shall not be liable for Losses arising from any breach of a Company Representation to the extent Asaph had Knowledge on the date hereof or on the Closing Date of the facts, matters, events or circumstances giving rise to the relevant Losses and it is reasonably apparent based on such facts, matters, events or circumstances (including information and materials disclosed by TAIYO or by any of its directors, employees or agents or financial, accounting or legal advisers in the course of due diligence of TAIYO or negotiation of the Transaction, or pursuant to any update to the Disclosure Schedules or disclosure made to Asaph or its advisors by any Indemnifying TAIYO after the date hereof, but in each case, subject to the provisions of Section 11.8) that there is a breach of a Company Representation.

(d) In no event shall Asaph be entitled to any indirect, incidental or consequential damages arising out of or in connection with this Agreement.

(e) Asaph shall not be entitled to Losses to the extent Asaph had a reasonable opportunity to mitigate such Losses but failed to do so.

(f) The amount of any Losses indemnifiable by any Indemnifying TAIYO Party under Section 14.1 shall be reduced to the extent Asaph receives any insurance proceeds with respect to such Losses.

(g) Indemnifying TAIYO Party shall not be liable in respect of any Claim (i) to the extent such Claim is attributable to, or such Claim is increased as a result of, any legislation not in force as of the Closing Date, or to any change of Applicable Law or any change in rates of tax or tax treatments by any tax authority, which in each case is not in force as of the Closing Date, or (ii) to the extent such Claim arises or, such Claim otherwise having arisen, is increased as a result of any change made after the Closing in any accounting or

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taxation policies or practice (including reporting practice), or the length of any accounting period for tax purposes of TAIYO or its Affiliates.

14.4 Asaph Indemnification Obligation. Asaph hereby agrees to indemnify each TAIYO Party (an “Indemnified TAIYO Party”) from and against any Losses arising from:

(a) any breach of any representation or warranty made by Asaph under Article 10 (“Asaph Representations”); or

(b) any breach in any material respect of any covenant, agreement or obligation to be performed by Asaph.

14.5 Survival of Asaph Indemnification Obligation. All Asaph Representations shall survive the Closing and remain in force and effect for one (1) year after the Closing Date; provided, however, if any Indemnified TAIYO Party gives a Claim Notice to Asaph under Section 14.8(a) with respect to any breach of any Asaph Representation prior to the first (1st) anniversary of the Closing Date, such Claim shall survive until final resolution of such Claim.

14.6 Limitations on Asaph Indemnification Obligation.

(a) In no event shall any Indemnified TAIYO Party be entitled to any indirect, incidental or consequential damages arising out of or in connection with this Agreement.

(b) Each Indemnified TAIYO Party shall not be entitled to Losses to the extent the Indemnified TAIYO Party had a reasonable opportunity to mitigate such Losses but failed to do so.

(c) The amount of any Losses indemnifiable by Asaph under this Section 14.4 shall be reduced to the extent a relevant Indemnified TAIYO Party receives any insurance proceeds with respect to such Losses.

14.7 Adjustment of Purchase Price Based on Indemnification Payments.

(a) Any indemnification payment made by any Indemnifying TAIYO Party or Asaph under this Article 14 shall be deemed as an adjustment to the relevant purchase price set forth under Section 4.2(c), to the extent permitted by Applicable Law.

(b) Notwithstanding anything to the contrary stated herein, neither Losses nor Indemnifiable Losses shall include any taxes that may be imposed upon any Indemnified Party in connection with its receipt of any indemnity payment pursuant to this Article 14.

14.8 Claims.

(a) If any lawsuit or enforcement action is filed against Asaph or any of the Indemnified TAIYO Parties with respect to which such party (“Indemnified Party”) is entitled to indemnification under this Article 14 or an Indemnified Party becomes

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aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article 14, then such Indemnified Party shall give notice thereof (a “Claim Notice”) to the Party against whom indemnity is (or may be) sought (“Indemnifying Party”) as promptly as practicable, specifying in reasonable detail such lawsuit, enforcement action, fact, condition or event which forms a reasonable ground for the indemnification hereunder (a “Claim”).

(b) To the extent that the Indemnifying Party demonstrates that a failure of an Indemnified Party to give a timely Claim Notice has had a material and adverse affect on the Indemnifying Party’s ability to deal with a Claim, such failure shall terminate the Indemnified Party’s rights to indemnification hereunder.

(c) The Indemnifying Party shall be entitled to discuss with the Indemnified Party as to the approaches to be taken in dealing with a Claim and express its opinions to the Indemnified Party.

(d) After giving a Claim Notice to the Indemnifying Party, the Indemnifying Party shall have the right to (i) take control of the defense and/or investigation of, or otherwise deal with, such Claim, (ii) employ and engage attorneys and/or other appropriate professionals to handle and defend, or otherwise deal with the same, and (iii) compromise or settle such Claim, which compromise or settlement shall be made only with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed.

14.9 Exclusive Remedy. Other than any Claims against any Party based upon fraud, willful misconduct, intentional misrepresentation (however, with respect to a Family Shareholder, the mere knowledge of a fact giving rise to a Loss shall not constitute an intentional misrepresentation) or criminal activity, after the Closing, the sole and exclusive remedy of the Indemnified Party with respect to any Losses arising out of or relating to this Agreement shall be pursuant to the indemnification provisions under this Article 14.

ARTICLE 15. Miscellaneous

15.1 Further Assurances. Subject to the terms and conditions hereof, each Party agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transaction, including, without limitation, using commercially reasonable efforts to effect all necessary registrations and filings with Government Entities or other parties, required of such Party and to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing.

15.2 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of Japan. Each Party hereby submits to the exclusive jurisdiction of the Tokyo District Court for purposes of all legal proceedings arising out of or relating to this Agreement and the Transaction.

15.3 Headings. The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

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Unless otherwise provided, all references to articles, sections, exhibits and schedules in this Agreement are to articles, sections, exhibits and schedules of this Agreement.

15.4 Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation, (c) if by international courier service, four (4) Business Days following the date of deposit with such courier service, or one (1) Business Day following such date in case of Japanese takkyubin service, or (d) if by email, on the date of transmission, followed, in the case of delivery by email, by delivery via international courier service. All such notices, requests, demands and other communications shall be addressed as follows:

If to TAIYO:

TAIYO Pharmaceutical Industry Co., Ltd.

24-11 Taikou 1-chome

Nakamura-ku, Nagoya-city, Aichi

Japan 453-0801

Facsimile: +81-52-459-2851

Email: fukuta@taiyo-yakuhin.co.jp / nakamura-ki@taiyo-yakuhin.co.jp

Attention: Naoji Fukuta and Kimihiro Nakamura

If to Family Shareholders:

Mr. Hisashi Aratani

3-1, Hanazawacho, Gifu-shi, Gifu Prefecture 500-8142, Japan

Facsimile: +81-582-45-3087

Email: h-aratani@yoconhouse.co.jp

If to Asaph:

Asaph Farmaceutische Onderneming B.V.

Computerweg 10

3542 DR Utrecht

Netherlands

Facsimile: +31-346-290-299

Email: bibianne.bon@tevaeu.com

Attention: Corporate Secretary

With a copy to:

Teva Pharmaceutical Industries Ltd.

5 Basel Street, P.O. Box 3190

Petach-Tikva, Israel

Facsimile: +972-3-9267-429

Email: dikla.tadmor@teva.co.il

Attention: Chief Legal Officer

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or to such other address or facsimile number as a Party may have specified to the other Parties in writing delivered in accordance with this Section 15.4.

15.5 Amendment of Agreement; No Waiver. Any provision of this Agreement may be amended only upon the Parties’ mutual written agreement. No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.6 Severability. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties hereto shall use their best efforts to negotiate, in good faith, a substitute valid and enforceable provision or agreement which most nearly effects the intent of the Parties hereto in entering into this Agreement.

15.7 Fees and Expenses. Each Party shall be solely responsible for the payment of the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

15.8 Entire Agreement. This Agreement constitutes the entire agreement among the Parties regarding the subject matter hereof. Any previous agreement between the Parties is superseded by this Agreement.

15.9 Successors and Assigns.

(a) Except as expressly provided herein, the rights and obligations hereunder may not be assigned or delegated by Teva or any Party without the other Parties’ prior written consents; provided, however, Asaph may assign this Agreement to an Affiliate, provided that, notwithstanding such assignment, Asaph and Teva shall not be released from its obligations and liabilities hereunder and remain as a Party or guarantor, as applicable, to this Agreement. Subject to the foregoing, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties. Each Party agrees that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties (and their successors and permitted assigns as permitted subject to this Section 15.9(a)).

(b) Teva hereby agrees for the benefit of the other Parties to cause Asaph (or its assignee or successor) to perform its covenants under this Agreement, and shall fully and irrevocably guarantee the obligations and performance of Asaph (or its

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assignee or successor) under this Agreement and each Ancillary Agreement to which it is a party thereto.

15.10 English Language. This Agreement is in the English language only, which language shall be controlling in all respects. Notwithstanding the foregoing, the Parties acknowledge and agree that certain portions of Exhibits and Schedules are in the Japanese language and that such Japanese language portions shall be controlling to the extent of the matters set forth therein.

15.11 Release.

(a) Each Family Shareholder (on behalf of itself and shall use its best efforts to cause each Other Family Shareholder to agree to the same prior to the Closing Date) irrevocably and unconditionally releases and forever discharges Asaph and TAIYO (and the parents, successors, and past, present and future assigns, directors, officers, agents, attorneys and representatives of the foregoing respective entities) from any past, present and future disputes, claims, rights, obligations, liabilities, actions and causes of action of every kind and nature involving, or that may be asserted by, such Family Shareholder in his or its capacity as holder of Shares or with respect to any other relationship that existed prior to the Closing Date between such Person and TAIYO (other than any claims, rights or obligations for compensation or benefits owed to such Person in the ordinary course in his capacity as an employee or director of TAIYO).

(b) Asaph irrevocably and unconditionally releases and forever discharges the past and present directors and statutory auditors of TAIYO from any past, present and future disputes, claims, rights, obligations, liabilities, and actions where the causes of actions arising prior to the Closing involve, or that may be asserted by, Asaph in its capacity as holder of Shares or with respect to any other relationship that existed prior to the Closing Date between Asaph and TAIYO, except for any claim based on such director’s or statutory auditor’s violation or breach of Applicable Law (including misappropriation and fraud) or TAIYO’s internal rules (to the extent such violation or breach would reasonably be expected to result in a disciplinary action under TAIYO’s internal rules which would allow termination of employment consistent with Japanese laws and practices, without regard to whether such director or statutory auditor is actually subject to such rules).

15.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first above written.

TAIYO Pharmaceutical Industry Co., Ltd.

By:	/s/ Makoto Shimada
Name: Makoto Shimada
Title: Representative Director and President

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Asaph Farmaceutische Onderneming B.V.

By:	/s/ Gertjan Noordermeer
	Name:	Gertjan Noordermeer
	Title:	Director

By:	/s/ Bibianne Bon
	Name:	Bibianne Bon
	Title:	Director

Agreed and Accepted as of the date hereof with respect to Section 15.9(b):

Teva Pharmaceutical Industries Ltd.

By:	/s/ Moshe Manor
	Name:	Moshe Manor
	Title:	President, Teva Asia and Pacific

By:	/s/ Itzhak Krinsky
	Name:	Itzhak Krinsky, Ph.D.
	Title:	Corporate Vice President-Business Development

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Shigeki Aratani as individual

By:	/s/ Shigeki Aratani
	Name:	Shigeki Aratani

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Takeshi Aratani as individual

By:	/s/ Takeshi Aratani
	Name:	Takeshi Aratani

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Hisashi Aratani as individual

By:	/s/ Hisashi Aratani
	Name:	Hisashi Aratani

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Yasuyuki Aratani as individual

By:	/s/ Yasuyuki Aratani
	Name:	Yasuyuki Aratani

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Marudai Industries Co., Ltd.

By:	/s/ Shigeki Aratani
	Name:	Shigeki Aratani
	Title:	Representative Director and President

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Exhibits

Exhibit A	Subscription Agreement

Exhibit B	Disclosure Schedule

Exhibit C	Form SPA

Exhibit D	Guarantee

Exhibit E	Knowledge of TAIYO

Exhibit F	Other Family Shareholders

Exhibit G	Number of Shares and Apportioned Purchase Price concerning TAIYO, Family Shareholders and Other Family Shareholders

Exhibit H	Selected Other Selling Shareholders

Exhibit I	Framework of Bonus and Incentive Plan

Exhibit J	Details regarding Executive Officer System

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FRAMEWORK AGREEMENT

by and among

TAIYO PHARMACEUTICAL INDUSTRY CO., LTD.

ASAPH FARMACEUTISCHE ONDERNEMING B.V.

SHIGEKI ARATANI

TAKESHI ARATANI

HISASHI ARATANI

YASUYUKI ARATANI

And

MARUDAI INDUSTRIES CO., LTD.

May 16, 2011

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